AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON August 23, 2005

                          Registration No. 333-________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              Linkwell Corporation
            (Exact name of registration as specified in its charter)


              Florida                              65-1053546
      -----------------------------                ------------
    (State or Other Jurisdiction of              (I.R.S. Employer
    Incorporation or Organization)               Identification No.)

                            No. 476 Hutai Branch Road
                                Baoshan District
                             Shanghai, China 200436
                           Telephone: (86) 21-56689332
          (Address and Telephone Number of Principal Executive Offices)

                          2005 Equity Compensation Plan
                            (Full Title of the Plan)

                        Copies of all communications to:
                      Xuelian Bian, Chief Executive Officer
                            No. 476 Hutai Branch Road
                                Baoshan District
                             Shanghai, China 200436
                           Telephone: (86) 21-56689332

                         CALCULATION OF REGISTRATION FEE


                                      Proposed    Proposed
                                       maximum     maximum
                                       offering   aggregate         Amount of
Title of securities     Amount to be   price per   offering        registration
 to be registered       registered       share       price              fee
------------------------------------------------------------------------------
Common Stock, $.0005
par value per share   (1)5,000,000       $0.10      $ 500,000         $59


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the closing bid and asked prices of the securities on the Over-the-Counter Bulletin Board on August 18, 2005.

Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the options.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement relates to separate prospectuses. Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 5,000,000 shares of common stock pursuant to our 2005 Equity Compensation Plan (the "Plan"). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933, as amended.
                                   PROSPECTUS

Item 1. Plan Information

We established the 2005 Equity Compensation Plan ("Plan") effective June 28, 2005 covering 5,000,000 shares of our common stock, to provide us with flexibility and to conserve our cash resources in compensating certain of our technical, administrative and professional employees and consultants. The issuance of shares under the Plan is restricted to persons and firms who are closely related to us and who provide services in connection with the development and production of our products and services or ot herwise in connection with our business. The Plan authorizes us currently to issue up to 5,000,000 shares of our common stock. Securities must be issued only for bona fide services. Shares are awarded under the Plan pursuant to individually negotiated compensation contracts or as determined and/or approved by the Board of Directors or compensation committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of securities that may be awarded under the Plan to a single participant. We anticipate that a substantial portion of the securities to be issued under the Plan will be issued as compensation to our employees, directors, technical consultants and advisors who provide services in the development and promoting of our various products and services and assisting the Company in developing our internal infrastructure, our strategic planning, and our acquisition and strategic alliance program.

The Plan does not require restrictions on the transferability of securities issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Restricted shares awarded under the Plan are intended to be fully taxable to the recipient as earned income.

Item 2. Company Information and Employee Plan Annual Information

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to the Company at its principal office at 476 Hutai Branch Road, Baoshan District, Shanghai, China 200436, Phone: (86) 21-56689332

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof. Our principal offices are located at 476 Hutai Branch Road, Baoshan District, Shanghai, China 200436, Phone: (86) 21-56689332.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                               REOFFER PROSPECTUS


                              Linkwell Corporation
                        5,000,000 Shares of Common Stock
                               ($.0005 par value)


This prospectus forms a part of a registration statement, which registers an aggregate of 5,000,000 shares of common stock issued or issuable from time-to-time under the Linkwell Corporation 2005 Equity
Compensation Plan. Linkwell Corporation is referred to in this prospectus as "Linkwell Corporation", "we", "us" or "our". The 5,000,000 shares covered by this prospectus are referred to as the "Shares". Persons who are issued Shares are sometimes referred to as the "selling security holders." This prospectus also covers the resale of Shares by persons who are our "affiliates" within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock. We will not receive any proceeds from sales of Shares by selling security holders. These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.





                 The date of this prospectus is August 23, 2005.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

        - Current Report on Form 8-K filed August 16, 2005
        - Quarterly Report on Form 10-QSB filed August 16, 2005
        - Current Report on Form 8-K/A filed on July 19, 2005
        - Quarterly Report on Form 10-QSB filed on May 19, 2005
        - Current Report on Form 8-K filed on May 16, 2005
        - Current Report on Form 8-K filed on May 13, 2005
        - Current Report on Form 8-K filed on May 6, 2005
        - Annual Report on Form 10KSB/A filed on April 1, 2005.


In addition, all reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, 476 Hutai Branch Road, Baoshan District, Shanghai, China 200436, Phone: (86) 21-56689332.

                                   THE COMPANY

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. You are urged to read this prospectus carefully and in its entirety.

OVERVIEW
            As of August 1, 2005, we have two operating subsidiaries, Aerisys Incorporated ("Aerisys"), a Florida corporation which is comprised of the Aerisys Intelligent Community(TM) services, and Linkwell Tech Group, Inc. During fiscal year 2003, we had two divisions: our Entertainment Division and our Technology Division. Effective March 31, 2003, we decided to discontinue our Entertainment Division and our Technology Division, except for the Aerisys operations that continue on a limited basis.


RECENT TRANSACTIONS
         On May 2, 2005 we entered into and consummated a share exchange with all of the shareholders of Linkwell Tech Group, Inc. ("Linkwell"). Pursuant to the share exchange, we acquired 100% of the issued and outstanding shares of Linkwell's common stock, in exchange for 36,273,470 shares of our common stock, which at closing represented approximately 87.5% of the issued and outstanding shares of our common stock. As a result of the transaction, Linkwell became our wholly owned subsidiary. Under the terms of the share exchange, the Linkwell shareholders received approximately 4.53 shares of our common stock for each share of Linkwell owned by them prior to the transaction. This share exchange, which was structured to be a tax-free exchange under the Internal Revenue Code of 1987, as amended, resulted in a change in our control. Gary Verdier, Harvey Judkowitz and George Williams, our then officers and directors resigned at the closing of the share exchange and Wei Guan and Xuelian Bian, who are the officers and directors of Linkwell, were appointed. No individuals or entities received any compensation, including finder's fees, in connection with the share exchange. The Share Exchange Agreement contains customary representations and warranties and cross-indemnification provisions.

         In connection with the share exchange, in order to satisfy all outstanding obligations and indebtedness owed by our company to Mr. Verdier and certain third parties, Linkwell provided us $175,000 which we provided to Verdier to be used by Verdier to pay our third party creditors (including Mr. Verdier), and we issued to Mr. Verdier 1,400,000 shares of our common stock.

OVERVIEW OF LINKWELL TECH GROUP, INC.

        Linkwell Tech Group, Inc. was founded on June 22, 2004, as a Florida corporation. When used in this report, the terms the "Company," "we," and "us" refers to Linkwell Corporation, a Florida corporation, our wholly-owned subsidiary Linkwell Tech Group,Inc., a Florida corporation ("Linkwell"), and Linkwell's 90% owned subsidiary Shanghai Likang Disinfectant High-Tech Company, Limited ("Likang").

         Linkwell is a holding company. On June 30, 2004, Linkwell acquired 90% of Likang pursuant to a stock exchange. Likang was founded in 1988. Likang is involved in the development, manufacture and production, marketing and sale, and distribution of disinfectant health care products. Likang's products are utilized by the hospital and medical industry in China. Likang regards the hospital disinfecting products as the primary segment of its business.

         Likang was founded by the China Army Second Military Medical University in 1993. The company utilizes the capabilities of the Second Military Medical University's research and development unit. The company does not have an agreement with the China Army Second Military Medical University. Currently the Company offers a variety of disinfectant products for the following applications:

        |X|      Skin and mucous membrane disinfection
        |X|      Hand disinfection
        |X|      Environment and surface disinfection
        |X|      Medical devices and equipment disinfection
        |X|      Machine disinfection

         Likang has a national presence in more than 30 provinces across mainland China. Likang's products have gradually penetrated to the civil disinfection, industrial disinfection, livestock and agricultural disinfection and other types of specialized industries, providing the most specialized service for its customers. Primarily Likang is a domestic company; Likang will look for ways to expand its distribution network on the international stage.

         Likang has its own network of sales representatives. Likang has educated the sale network. The sales network currently covers hospitals in twenty provinces including: Shanghai, Beijing, Guangdong, Tianjin, Fujian, Yunnan, Hainan, Jiangsu, Zhejiang, Anhui, Shandong, Henan, Hebei, Liaoning, Heilongjiang, Shanxi, Gansu, Ningxia, Guizhou, Hunan, Sichuan, Xinjiang, Neimenggu.


Industry Background


         The SARS outbreak created widespread recognition of the critical need for health standards. This concern has led to a surge in interest for disinfectant products. Furthermore the Chinese government created national standards to assure higher health standards. The Ministry of Public Health in China established national standards for the disinfectant industry. In July 2002, the Ministry of Public Health issued the 27th order of Ministry of Health of the People's Republic of China. This ordinance implemented new standards for the industry. The first criterion of the new order stipulates that disinfectant manufacturers in China must obtain a license to manufacture hygiene disinfectants.

         The new standards established guidelines for all disinfectant manufacturers. Prior to release all disinfectant instruments must obtain the official hygiene permit document of Ministry of Public Health. Prior to release all disinfectant hygiene products must receive approval of the provincial hygiene administrative department. The implementation of these improved production standards and licenses has effectively decreased the competitiveness of small to mid size manufacturers with single product and inferior technical content.

         To date, Likang has been granted 10 hygiene licenses by the Ministry of Public Health. The Company has filed applications for an additional four products, and the Company is currently preparing application documents for six additional products. Presently Likang meets all standards initiated by the ordinance recently imposed.

         Once again the SARS outbreak has resulted in an increased national awareness for health standards. Likang has witnessed a surge in demand for its products. According to "China TCM Newspaper", many households and companies maintained stockpiles of disinfectant products immediately following the SARS related events. While this stockpile represented a one-time surge in sales for the industry, as these stockpiles begin to decrease Likang expects to witness an additional surge in demand. There is no assurance as to the timing of this surge, however increased public awareness and heightened national standards are two factors, which support the growth of demand for disinfectant products.

Recent Linkwell Transactions

         On June 30, 2004, Linkwell acquired 90% of Likang through a stock exchange with Shanghai Likang Pharmaceuticals Technology Company, Limited, the then 90% shareholder of Likang. Shanghai Shanhai Group, an unaffiliated third party, owns the remaining 10% of Likang. Shanghai Shanhai Group is owned by Shanghai Shanhai Group Employee Share-holding Commission 16.25% and Baoshan District Dachang Town South Village Economic Cooperation Club 83.75%. Likang's officers and directors, Messrs. Xuelian Bian and Wei Guan, own Shanghai Likang Pharmaceuticals Technology Company, Limited, owning 90% and 10%, respectively, of that company.

Product Lines

         Likang specializes in the production, sale, and distribution of disinfectant health care products. Likang manufactures and sells disinfectant liquid and tablet products as well as disinfectant instruments, devices, and materials such as the air disinfection machine, hot press bag, disinfection swab, and disinfection tampon. Likang's products are utilized by the hospital and medical industry in China. Likang developed and manufactures approximately 95% of the products it sells, and distributes approximately 5% of products developed and manufactured by third parties.

         As of July 6, 2005, Likang offers a variety of products: general skin disinfection series, hand sanitation series, environmental sanitation disinfectant series, medical instrument disinfectant series, antiseptic disinfection series and an air disinfection series. The tables below offer a summary of the current product offerings of the Company.


                                         Skin and mucous membrane


--------------------------------------------- --------------------- ----------------------- -------------------------
Product Names                                 Ingredients           Intended Use            Industry Standard
--------------------------------------------- --------------------- ----------------------- -------------------------
Anerdian Skin Disinfectant                    iodine, alcohol       skin disinfection       Q/SUVE 20-2003
--------------------------------------------- --------------------- ----------------------- -------------------------
Anerdian type 3rd skin and mucous membrane    iodine,               skin & mucous           Q/SUVE 22-2003
disinfectant                                  chlorhexidine         membrane disinfectant
--------------------------------------------- --------------------- ----------------------- -------------------------
Dianerkang PVP-I disinfectant                 povidone-iodine       skin & mucous           Q/SUVE 28-2004
                                                                    membrane disinfectant
--------------------------------------------- --------------------- ----------------------- -------------------------
Dianerkang alcohol disinfectant               alcohol               skin disinfection       Q/SUVE 08-2004
--------------------------------------------- --------------------- ----------------------- -------------------------





                                                               Hand Disinfection

-------------------------------------------- ------------------ -------------------- --------------------------------
Product Names                                Ingredients        Intended Use         Industry standard
-------------------------------------------- ------------------ -------------------- --------------------------------
Jifro antimicrobial hand washing             chlorhexidine      hand washing         Q/SUVE 04-2003
-------------------------------------------- ------------------ -------------------- --------------------------------
Jifro disinfectant gel                       DP300 (Triclosan)  hand disinfectant    Q/SUVE 02-2003
-------------------------------------------- ------------------ -------------------- --------------------------------
Jifro 4% Chlorhexidine gluconate surgical    chlorhexidine      surgical hand        Q/SUVE 09-2004
hand scrub                                   gluconate          disinfection
-------------------------------------------- ------------------ -------------------- --------------------------------


                                           Environment and Surface Disinfection

---------------------------- --------------------------------- ----------------------- ------------------------------
Product name                 Ingredients                       Intended Use            Industry standard
---------------------------- --------------------------------- ----------------------- ------------------------------
Aiershi disinfectant         trichloroisocyanuric acid         circumstance and        Q/SUVE 34-2004
tablets                                                        surface disinfection
---------------------------- --------------------------------- ----------------------- ------------------------------
Lvshaxing disinfectant       dichloro dimethylhydantoin        circumstance and        Q/SUVE 33-2003
tablets                                                        surface disinfection
---------------------------- --------------------------------- ----------------------- ------------------------------
Lvshaxing disinfectant       dichloro dimethylhydantoin        circumstance and        Q/SUVE 32-2003
granule                                                        surface disinfection
---------------------------- --------------------------------- ----------------------- ------------------------------


                                                 Medical devices and equipment

------------------------------------------ ---------------------- --------------------- -----------------------------
Product name                               Ingredients            Intended Use          Industry Standard
------------------------------------------ ---------------------- --------------------- -----------------------------
Dianerkang 2% glutaraldehyde               glutaraldehyde         disinfection and      Q/SUVE 10-2003
disinfectant                                                      sterilization of
                                                                  device
------------------------------------------ ---------------------- --------------------- -----------------------------
Dianerkang 2% glutaraldehyde               glutaraldehyde         disinfection and
disinfectant (for the                                             sterilization of
                                                                  endoscopes
------------------------------------------ ---------------------- --------------------- -----------------------------
Dianerkang multi-enzyme rapid detergents   multi-Enzyme           rinsing and
                                                                  decontamination of
                                                                  device
------------------------------------------ ---------------------- --------------------- -----------------------------

                                                                  Machine series

--------------------------------------------- ------------------ -------------------------- -------------------------
Product Name                                  Ingredients        Intended Use               Industry standard
--------------------------------------------- ------------------ -------------------------- -------------------------
Lvshaxing LKQG-1000 air disinfection machine  ozone,             air disinfection
                                              ultraviolet
                                              radiation,
                                              electrostatic
--------------------------------------------- ------------------ -------------------------- -------------------------
An'erdian disinfection swab                   an'erdian          skin & disinfection
--------------------------------------------- ------------------ -------------------------- -------------------------
Dian'erkang hot press bag                     iron powder,       drive the "feng"
                                              active carbon      Stop the pain
                                                                 dispel the "han"
--------------------------------------------- ------------------ -------------------------- -------------------------
Likang test paper of chlorine                 reaction regent    indicator of               Q/SUVE 40-2003
                                                                 disinfectant
                                                                 concentration
--------------------------------------------- ------------------ -------------------------- -------------------------
Likang 121 stream pressure sterilization      indication oil     indication of
chemical indicator                                               sterilization effect
--------------------------------------------- ------------------ -------------------------- -------------------------
Likang 132 stream pressure sterilization      indication oil     indication of
chemical indicator                                               sterilization effect
--------------------------------------------- ------------------ -------------------------- -------------------------
Likang stream pressure sterilization          indication oil     indication of
chemical indicator                                               sterilization effect
--------------------------------------------- ------------------ -------------------------- -------------------------

Customers

         We sell our products on a wholesale and retail basis to domestic hospitals, medical suppliers, and distribution companies. We have approximately 5,000 customers. For fiscal year ended December 31, 2004 we had only one customer, Shanghai Likang Machinery and Medicine Co., Ltd., who represented more than 10% of our total net revenues: it accounted for approximately 37% of our total revenue. We have contracts with all our dealer and agent customers. We do not have contracts with hospital customers or other retail customers. We generally offer payment terms of three to six months before payment for the products is due.

Product Revenues

         For the fiscal year ended December 31, 2004, sales of product groups were as follows:


       Product                                                 2004 USD Revenues
                                                                     (thousands)

An'erdian skin disinfectant                                            $2,055.2
Dianerkang  2% potentiated glutaraldehyde
  (medical equipment) disinfectant                                        510.00
Ai'ershi (environment) disinfection tablets                               600.00
Jifro (hand) disinfectant gel                                             222.30
Lvshaxing LKQG-1000 air disinfection (machine)                             36.20
----------------------------------------------                        ---------
Total                                                                  $3,423.7

Manufacturing

         We manufacture 38 disinfectant products. Likang has two new production workshops according to Good Manufacturing Practice ("GMP") standards, established in 2002 and 2004, respectively, which include first-class production lines, and space for an advanced laboratory. Likang owns the machinery in its facility. The manufacturing facility has the capacity to annually produce approximately 30 million 300ml bottles of liquid disinfectant and approximately three million 100g bottles of tablet and powder disinfectant. The manufacture time for the liquids and tablets is approximately one day.

         We package our products in various packaging specs including, for the liquid and gel disinfectants: 40ml, 50ml, 60ml, 80ml, 500ml, 750ml, 1L, and 1.5L per bottle, and 2.5L and 5L per barrel; for the tablets: 50 piece, 100 piece and 200 piece per bottle; and the powder: 500g and 250g.

     We maintain an inventory of finished products equal to approximately two and one-half (2 1/2) months average sales. Shanghai Likang Meirui Pharmaceuticals High-Tech Co., Ltd., an affiliated entity, produces two products for Likang.


Raw Materials

         We purchase most of our raw materials for our disinfectant products from six suppliers. To ensure the supply of raw materials, we acquire raw materials through contracts with our suppliers, however the raw materials are readily available from a number of other suppliers. We have not experienced any difficulty in obtaining the necessary raw materials for our products.

         We have maintained a good business relationship with our major suppliers for over 10 years. The table below outlines the suppliers and origin of raw materials used by Likang.


        Raw materials               Suppliers                                               Origin
        --------------------------- ------------------------------------------------------- ---------------
        iodine                      Shanghai Wenshui Chemical Co., Ltd                      America
        --------------------------- ------------------------------------------------------- ---------------
        potassium iodide            Shanghai Wenshui Chemical Co., Ltd                      Holland
        --------------------------- ------------------------------------------------------- ---------------
        glutaraldehyde              Shanghai Jin an tang Hygienical Product Factory         Germany
        --------------------------- ------------------------------------------------------- ---------------
        Triclosan                   Ciba Speciality Chemicals (China)LTD                    Domestic
        --------------------------- ------------------------------------------------------- ---------------
        alcohol                     Shanghai Jangbo Chemical Co., L td                      Domestic
        --------------------------- ------------------------------------------------------- ---------------
        trichloroisocyanuric acid   Xuzhou Keweisi Disinfectant Co., Ltd                    Domestic
        --------------------------- ------------------------------------------------------- ---------------
        Ozone   producing   device  Shanghai Likang Meirui  Pharmaceutical  High-Tech Co.,  Domestic
        equipment                   Ltd
        --------------------------- ------------------------------------------------------- ---------------
        ultraviolet      radiation  Shanghai Likang Meirui  Pharmaceutical  High-Tech Co.,  Domestic
        lamp light                  Ltd
        --------------------------- ------------------------------------------------------- ---------------


     A small part of procurement need to pay instantly, other procurements usually pay after one or three months. Shanghai Shanhai Group, Likang's minority shareholder, is the principal shareholder of Shanghai Likang Meirui Pharmaceutical High-Tech Co., Ltd.

Warehousing and Shipping

         We inventory our products and fill all customer orders from our 21,500 square foot facility in Jiading District, Shanghai. We have an in-house fulfillment and distribution operation, which is used to manage the entire supply chain, beginning with the placement of the order, continuing through order processing, and then fulfilling and shipping of the product to the customer.

Customer Service and Support

         We believe that a high level of customer service and support is critical in retaining and expanding our customer base. Customer care representatives participate in ongoing training programs under the supervision of our training managers. These training sessions include a variety of topics such as product knowledge and customer service tips. Our customer care representatives respond to customers' e-mails and calls that are related to order status, prices and shipping. If our customer care representatives are unable to respond to a customer's inquiry at the time of the call, we strive to provide an answer within 24 hours. We believe our customer care representatives are a valuable source of feedback regarding customer satisfaction. Our customer returns and credits average approximately 1% of total sales.

New Product Development

         Likang was founded by the China Army Second Military Medical University in 1993. The company utilizes the capabilities of the Second Military Medical University's research and development unit. We pay for the use of these capabilities on an as needed basis and the costs are included in our new product development expenses. We do not have an agreement with the China Army Second Military Medical University.

         Relying on the research and development unit of the Second Military Medical University, Likang is committed to developing new products. Likang owns all rights to the research and formulas it develops utilizing the capabilities of the Second Military Medical University's research and development unit.

New Products

         Working with the research and development unit of the Second Military Medical University, Likang is currently developing new products. The table below outlines a series of potential new product releases.

                Project Name                Completion Date         Sub sector
        ------- -------------------------- -----------------   -----------------
        1       Glutaraldehyde Monitors        2005                    chemical
                                                                      indicators
        ------- -------------------------- -----------------   -----------------
        2       B-D test paper                 2005                    chemical
                                                                      indicators
        ------- -------------------------- -----------------   -----------------
        3       B-D test standard test bag     2005                    chemical
                                                                      indicators
        ------- -------------------------- -----------------   -----------------
        4       88 brand disinfectant          2005              liquid chemical
                                                                    disinfectant
        ------- -------------------------- -----------------   -----------------

         B-D test paper and B-D test standard test bag are used in a B-D test in order to judge if one pre-vacuum steam sterilization apparatus is qualified to executing the sterilization cycle. The glutaraldehyde monitor is used to judge if the originally or in used glutaraldehyde disinfectant is qualified. The 88 brand disinfectant is a kind of liquid chemical disinfectant and contains the sodium hypochlorite. Its period of validity is almost two years, which is longer than that of a similar product used now (which commonly is valid for three months) in daily disinfection, such as the dishware, fruit and vegetable, clothes and etc.

Marketing and Sales

         Likang maintains a proprietary network of sales executives. Primarily 30% of Likang's sales are achieved by the company's sales force, and 70% of sales are achieved by independent salespersons, dealers and agents. Likang has a national presence in more than 30 provinces across mainland China. Likang's products have gradually penetrated to the civil disinfection, industrial disinfection, livestock and agricultural disinfection and other types of specialized industries, providing the most specialized customer service for its customers. Likang primarily markets and sells its products in China; it is looking for ways to expand its distribution network internationally. Headquartered in Shanghai, Likang has approximately 23 independent salespersons, dealers and agents located throughout the country who sell its products in nearly all provinces. The main sales method of Likang is point-to-point service through the independent salespersons, dealers and agents.

Intellectual Property

         Likang has developed over 10 different products, and has received five patents and has three pending patent applications with National Property Right Administration of the PRC. The following is a list of Likang's patents and pending patent applications:

---------------------------------- --------------------------------------------------- -------------------------------
Patent Category                    Patent name                                         Patent No
---------------------------------- --------------------------------------------------- -------------------------------
Practicality new pattern           a kind of bottle can be open repeatedly easily      ZL  03  2  29616.9
---------------------------------- --------------------------------------------------- -------------------------------
Appearance design                  Bottle (with the wing stretch)                      ZL  00  3  14391.0
---------------------------------- --------------------------------------------------- -------------------------------
Appearance design                  Test paper box of chlorine                          ZL  2003 3 0108274.5
---------------------------------- --------------------------------------------------- -------------------------------
Practicality new pattern           Container with the vacuum pump                      ZL  2004 3 0022740.2
---------------------------------- --------------------------------------------------- -------------------------------
invention                          Anti the HP Gel                                     ZL 03 2 10513.4
---------------------------------- --------------------------------------------------- -------------------------------
invention                          The device dealing with the sewage without the      Application NO :200420090682.1
                                   additional energy
---------------------------------- --------------------------------------------------- -------------------------------
invention                          Low smell and stimulus contain chlorine             Application NO :200410099002-7
                                   disinfectant tablet, powder etc
---------------------------------- --------------------------------------------------- -------------------------------
invention                          A kind of new skin &mucous membrane disinfectant    Application NO :200420037013.8
                                   and the preparation methods
---------------------------------- --------------------------------------------------- -------------------------------


         Likang has three registered trademarks with the China State Administration for industry and commerce trademark office for An'erdian, Jifro and Dian'erkang, and one pending application to register a trademark for Lvshaxing.

         In addition, to protect our proprietary rights, we rely generally on confidentiality agreements with employees, salespersons and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent. We can give no assurance that our agreements with employees, consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors.

Competition

     All of our product groups operate in highly competitive markets. We primarily compete with other manufacturers of disinfectant products. There are approximately over 1000 manufacturers and distributors of disinfectant products in China. Our principal competitors for sale of chemical disinfectants are: 3M and Ace Disinfection Factory Co., Ltd. Our principal competitors for disinfection instruments are Chengdu Kangaking Instrument Co., Ltd. and Hangzhou Yangchi Medicine Article Co., Ltd. Our principal competitors for chemical indicators are: 3M and Shandong Xinhua Medical Instrument Co., Ltd.

         We believe that the following are the principal competitive strengths that differentiate Likang from the competition:

        o        Product selection and availability,
        o        Advanced technology;
        o        Research and development,
        o        Manufacturing capacity,
        o        Trained service personnel,
        o        Reliability and speed of delivery,
        o        Personalized service, and
        o        Price.


Government Regulations

         Our business and operations are located in the People's Republic of China ("PRC"). We are subject to local food, drug, environmental laws related to certification of manufacturing and distributing of any disinfectant. We are also licensed by the Shanghai City Government to manufacture and distribute disinfectants. We are in substantial compliance with all provisions of those licenses and have no reason to believe that they will not be renewed as required by the applicable rules of Shanghai. In addition, our operations must conform to general governmental regulations and rules for private companies doing business in China

         Pursuant to the July 2002 Ministry of Public Health 27th Order of Ministry of Health of the People's Republic of China, all disinfectant manufacturers in China must obtain a license to manufacture hygiene disinfectants. The new standards established guidelines for all disinfectant manufacturers. Prior to release all disinfectant instruments must obtain the official hygiene permit document of Ministry of Public Health. Prior to release all disinfectant hygiene products must receive approval of the provincial hygiene administrative department. As of July 6, 2005, Likang has been granted 10 hygiene licenses by the Ministry of Public Health. Likang has filed applications for an additional four products, and Likang is currently preparing application documents for six additional products. As of July 6, 2005, Likang meets all standards initiated by the ordinance recently imposed.

         Likang is also subject to various other rules and regulations, including the People's Republic of China Infectious Disease Prevention and Cure Law, Disinfection Management Regulation, Disinfection Technique Regulation, Disinfection Product Manufacturer Sanitation Regulation, and Endoscope Rinse and Disinfection Technique Manipulation Regulation.

PRC legal system

         Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC. Despite development of its legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC. However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our business operations or prospects.

Economic Reform Issues

         Since 1979, the Chinese government has reformed its economic systems. Many reforms are unprecedented or experimental, therefore they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

         Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the Renminbi("RMB"), restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

         To date reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions (Washington Post, February 26, 2004). It was recently reported that China's government plans to sell shares in state companies worth $380 billion on domestic stock markets to raise money for a national pension system and improve the management of firms. China has also announced plans to sell shares in the biggest state-owned bank, the Industrial & Commercial Bank of China, in 2006. Taken together, the two reports underscore China's continued implementation of its economic reforms.

 China's Accession into the WTO

         On November 11, 2001, China signed an agreement to become a member of the World Trade Organization ("WTO"), the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China's membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions, provide trading and distribution rights for foreign firms, and open various service sectors to foreign competition. China's accession to the WTO may favorably affect our business in that reduced market barriers and a more transparent investment environment will facilitate increased investment opportunities in China, while tariff rate reductions and other enhancements will enable us to develop better investment strategies for our clients. In addition, the WTO's dispute settlement mechanism provides a credible and effective tool to enforce members' commercial rights.

Certain Relationships and Related Party Transactions

         Likang is engaged in business activities with two affiliated entities. Shanghai Likang Pharmaceuticals Technology Company, Limited, which is owned by Messrs. Xuelian Bian and Wei Guan, Likang's officers and directors, sells our products to third parties. At March 31, 2005, the amount owed to us by Shanghai Likang Pharmaceuticals Technology Company, Limited, was $390,289.

         Shanghai Likang Meirui Pharmaceuticals High-Tech Company, a company of which Shanghai Shanhai Group, Likang's minority shareholder, owns 68%, provides certain contract manufacturing of two products for Likang and supplies us certain raw materials. At March 31, 2005, Likang owed Shanghai Likang Meirui Pharmaceuticals High-Tech Company $221,658.

     For the fiscal year ended December 31, 2004, Likang made distributions to its shareholders, Shanghai Likang Pharmaceuticals Technology Company, Limited and Shanghai Shanhai Group, in the aggregate amount of $559,633. Shanghai Likang Pharmaceuticals Technology Company, Limited is owned by Messrs. Bian and Guan, Likang's officers and directors.

Employees of Linkwell

         As of July 6, 2005, Likang employs 237 full time employees as follows:


        Department                                       Number of Employees
        ----------------------------------              --------------------

        Management and Administration                         24
        ----------------------------------              --------------------
        Production Center                                     70
        ----------------------------------              --------------------
        Research Professionals                                 9
        ----------------------------------              --------------------
        Logistics Services Center                             27
        ----------------------------------              --------------------
        Sales and Marketing                                   91
        ----------------------------------              --------------------
        Instrument Business Department                        16
        ----------------------------------              --------------------
        Total                                                 237
        ----------------------------------              --------------------

The following table illustrates the nine research professionals.


        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Name                       Age      Title                   Specialty               Education
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Wang, Shuzhou              71       Professor               Public health           Second Military
                                                                                            Medical University
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Sun, Wensheng              38       Graduate Degree         Pharmacy                Second Military
                                                                                            Medical University
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Zhang, Zhongmin            37       Junior Professional     Chemical industry       Shanghai Chemical
                                                                                            Industry Professional
                                                                                            Training School
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Zhang, Wanguo              38       Doctor                  Pharmacy                Second Military
                                                                                            Medical University
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Jin, Xikui                 37       Undergraduate Course    Chemical industry       Shanghai Chemical
                                                                                            Industry Professional
                                                                                            Training School
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Zhou, Xiufang              33       Undergraduate Course    Chemical industry       Shanghai Science and
                                                                                            Technology University
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Su, Zhengyi                50       Undergraduate           Mechanical engineering  Shanghai Second Industry
                                            course                                          College
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Ni, Jinghai                54       Undergraduate           Mechanical engineering  Tongji university
                                            course
        -------------------------- -------- ----------------------- ----------------------- --------------------------
        Kou, Zhenchao              53       Undergraduate           Mechanical engineering  Shanghai Industry College
                                            course
        -------------------------- -------- ----------------------- ----------------------- --------------------------


OVERVIEW AERISYS INCORPORATED

            As of December 31, 2004, we have one operating subsidiary, Aerisys Incorporated, a Florida corporation which is comprised of the Aerisys Intelligent Community(TM) services. During fiscal tear 2003, we had two divisions: our Entertainment Division and our Technology Division. Effective as of March 31, 2003, we decided to discontinue our Entertainment Division and our Technology Division, except for the Aerisys operations that continue on a limited basis.

Aerisys Intelligent Community Schools

            We market and sell the Aerisys Intelligent Community(TM) to schools. The Aerisys Intelligent Community(TM ) is a web-based software program and private, browser-based intranet that allows schools to collaborate with parents and faculty each day on classroom homework, assignments, critical dates, team priorities and school news in a private forum. The network is branded to a private logo and color scheme for each school and Aerisys hosts the community for the schools. Parents can receive private or group messages from teachers and administrators, and schools are able to reduce paper costs.

            As of July 31, 2005, we had six customers under multi-year contracts.

Sales and Marketing

            During fiscal 2004, Aerisys targeted K-12 private and parochial schools because these schools had tuition payments that made our parent-based fee structure logical. Additionally, these schools typically are autonomous entities, able to make decisions and change technology without the review of a school board. We intend to follow the same marketing strategy in fiscal 2005.

Competition

            The market for providing private, branded intranets to schools is competitive. Our current and potential competitors include companies that are well established both in the technology marketplace and the school arena. Our competitors include companies such as Apple Computer with their Powerschool solution and eChalk. Additionally, many schools have their own computer staff and they may choose to develop and maintain their own Intranet web site. We expect that it will be quite common for a company that offers or provides basic website development services to offer schools a customized solution that encompasses homework online and other similar features to the Aerisys Intelligent Community(TM) for Schools.

            We further expect that as the suppliers of other school products realize the market potential of school intranets, they may develop a solution to compete with ours. We expect that these current and future competitors will compete on price and service. If we are unable to compete, we may be required to cease operations entirely.

Employees

            As of August 1, 2005, we had one-part time employee and no full-time employees. Our part time employee provides technical services and support to our Aerisys customers.

INACTIVE OPERATIONS

            We formed our entertainment division in June 2003 and hired Donald Kirshner to serve as our Chief Executive Officer. After Mr. Kirshner resigned as Chief Executive Officer on October 7, 2003, we conducted a search for a new Chief Executive Officer but were unable to locate a viable candidate for the position. Accordingly, we discontinued all operations in our Entertainment Division in March 2003.

            We believe that we purchased the right to use Donald Kirshner's name and likeness for a two-year period by entering into the employment agreement with Mr. Kirshner. We are not certain if Mr. Kirshner agrees with our position. Accordingly, that right did expire in May 2005.

HISTORY

            We were incorporated in the state of Colorado on December 11, 1996. From our inception through December 28, 1999, we were involved in the business of acquiring, developing and operating oil and gas properties. On December 28, 1999, Philip Davis and John Lee, our founders and principal shareholders, sold 60% of our issued and outstanding common stock to HBOA.Com, Inc., a District of Columbia corporation ("HBOA-DC"). Pursuant to this stock sale, there was a change in our business and management team. We began to focus on HBOA's business, which was related to the sale of products and services to the owners of home based businesses through its Internet web site.

            On May 31, 2000, HBOA-DC was merged with and into our wholly owned subsidiary, HBOA.Com, Inc., a Florida corporation ("HBOA-FL"). In June 2000, we began to develop our application service provider business, in addition to HBOA's web site. On November 10, 2000, our shareholders approved our proposal to change our name from Mizar Energy Company to HBOA Holdings, Inc. and to change our state of incorporation from Colorado to Florida. In May 2001, we received a membership interest in PARIS Health Services, Ltd., which investment was restructured as an interest in a limited liability company in January 2002. Due to its financial difficulties, PARIS discontinued operations in the fourth quarter of 2003 and we recorded a loss of approximately $258,000.

            Effective as of July 18, 2003, we changed our name to Kirshner Entertainment & Technologies, Inc. This change was approved by our Board of Directors and a majority of our shareholders effective as of June 9, 2003. Effective August 16, 2005 our shareholders approved our proposal to change our name to "Linkwell Corporation."

            On May 2, 2005 we entered into and consummated a share exchange with all of the shareholders of Linkwell Tech Group, Inc. Pursuant to the share exchange, we acquired 100% of the issued and outstanding shares of Linkwell's common stock, in exchange for 36,273,470 shares of our common stock, which at closing represented approximately 87.5% of the issued and outstanding shares of our common stock. As a result of the transaction, Linkwell became our wholly owned subsidiary.

LEGAL PROCEEDINGS

             We are not a party to any material litigation presently pending nor, to the best knowledge of the Company, have any such proceedings been threatened, except as follows.

            We entered into an employment agreement with Donald Kirshner in May 2003. Mr. Kirshner resigned from our Company, effective as of October 7, 2003. Although Mr. Kirshner had resigned, we believed that we had purchased the rights to use his name for a period of two years, expiring in May 2005. We do not know if Mr. Kirshner agrees with this position and he could commence litigation against us relating to our use of his name.

            In January 2004, the SEC commenced an informal inquiry of our Company. At this time the company has not received any further information on this matter and are therefore uncertain of the status of the SEC's informal investigation.


PROPERTY

         Our facilities include our principal executive offices, located at No. 476 Hutai Branch Road, Baoshan District, Shanghai, China, and our manufacturing facility located at 1104 Jiatang Road, Jiading District, Shanghai, 201807. We own our principal executive office building, which consists of approximately 14,000 square feet. We lease approximately 21,500 square feet of manufacturing space from Shanghai Likang Pharmaceutical Technology Company, Limited, an affiliate of Likang, under a lease expiring December 2006 for an annual rent of approximately $10, 890.

RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. The following factors are believed by management to be all of the material risks that should be carefully considered by investors before purchasing our shares.

                          RISKS RELATED TO OUR BUSINESS

The management of our company is located in the People's Republic of China ("PRC") and we are materially dependent upon advisory services of a U.S. company.

         None of the current members of our management have any experience in U.S. public companies and these individuals are not fluent in English. We have engaged China Direct Investments, Inc. to provide us with various advisory and consulting services, including U.S. business methods and compliance with SEC disclosure requirements. We selected China Direct Investments, Inc. to provide these services to us in part because its staff includes Chinese-speaking individuals with experience in the operation and regulatory framework applicable to U.S. public companies. Until such time as we are able to expand our board of directors to include English-speaking individuals who have experience with the operation and regulatory framework applicable to U.S. public companies, we are materially dependent upon our relationship with China Direct Investments, Inc. Our contract with this company expires in June 2006. If for any reason China Direct Investments, Inc. should fail to provide the contracted services at the anticipated levels or fails to extend its services and we have not added members to our board of directors with the requisite experience, the abilities of our board of directors to do business as a U.S. public company could be materially and adversely affected. In such instances, we may be unable to prepare and file reports as required by the Securities Exchange Act of 1934 on a timely basis which could lead to our common stock being removed from the OTCBB.

Certain agreements to which we are a party and which are material to our operations lack various legal protections which are customarily contained in similar contracts prepared in the United States.

         We are a Chinese company and all of our business and operations are conducted in China. We are a party to certain material contracts, including an agreement for the lease for our principal offices and manufacturing facility. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot assure you that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of this hypothetical future events could have on our company.

Our business is highly dependent upon proprietary technologies.

         Our success depends on the knowledge, ability, experience and technological expertise of our employees and on the legal protection of proprietary rights. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to the products we sell. We believe these proprietary processes and formulas increase the quality of our products and give us a competitive advantage in the marketplace. If our competitors independently develop technologies that are substantially equivalent or superior to our processes and products, the resulting increased competition could reduce the demand for our products.

Each of our product groups operate in highly competitive businesses.

         Each of our product groups is subject to competition from other manufacturers of similar products. There are approximately 1000 manufacturers of similar disinfectant products in China, but only approximately 30 manufcturers, including our company, operate on a continuous basis with the remainder of the companies periodically entering the market in times of increased demand. While we believe we are one of the leading manufacturers of disinfectant products in the PRC, from time to time there is a sporadic oversupply of these product which can adversely effect our market share and competitive position in this product group. As a result, we cannot assure you that we will be able to effectively compete our product segments.

Because of the specialized, technical nature of the business, we are highly dependent on certain members of management, as well as our marketing, engineering and technical staff.

         The loss of the services of our current management and skill employees could have a material and negative effect on our ability to effectively pursue our business strategy. In addition to manufacturing high volumes of our products and developing new products, we must attract, recruit and retain a sizeable workforce of technically competent employees, including additional skilled and experienced managerial, marketing, engineering and technical personnel. If we are unable to do so, our ability to effectively pursue our business strategy could be materially and negatively affected.

We cannot control the cost of our raw materials, which may adversely impact our profit margin and financial position.

         Our principal raw materials are Alcohol, Trichloroisocyanuric Acid, Iodine , Potassium iodide , Chlorhexidine acetate , Glutaraldehyde , Triclosan , Sodium Dichloroisocyanurate . The prices for these raw materials are subject to market forces largely beyond our control, including availability and competition in the market place. The prices for these raw materials have varied significantly in the past and may vary significantly in the future. We may not be able to adjust our product prices, especially in the short term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

If we experience customer concentration, we may be exposed to all of the risks faced by our remaining material customers.

         For the fiscal year ended December 31, 2004 revenues from one customer represented approximately 37% of our total net revenues. Unless we maintain multiple customer relationships, it is likely that we will experience periods during which we will be highly dependent on a limited number of customers. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

We depend on factories to manufacture our products, which may be insufficiently insured against damage or loss.

         We have no direct business operation, other than our ownership of our subsidiaries located in China, and our results of operations and financial condition are currently solely dependent on our subsidiaries' factories in China. We do not currently maintain insurance to protect against damage and loss to our facilities and other leasehold improvements. Therefore, any material damage to, or the loss of, any of our facilities due to fire, severe weather, flooding or other cause, would not be shared with an insurance company, and if large enough, would have a material and negative effect on our financial condition. If the damage was significant, we could be forced to stop operations until such time as the faculties could be repaired.

Our holding company structure creates restrictions on the payment of dividends.

            While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

Our operations are subject to government regulation. If we fail to comply with the applicable regulations, our ability to operate in future periods could be in jeopardy.

         We are subject to various state and local environmental laws related to our business. We are subject to local food, drug, environmental laws related to certification of manufacturing and distributing of any disinfectant. We are also licensed by the Shanghai City Government to manufacture and distribute disinfectants. While we are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province, any non-renewal of these authorities could result in the cessation of our business activities.

We may not have sufficient protection of certain of our intellectual property. We utilize certain technologies in the purification of raw material which are used in our products which are proprietary in nature. To protect our proprietary rights, we rely generally on confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent. The unauthorized use of this proprietary information by third parties could adversely affect our business and operations as well as any competitive advantage we may have in our market segment. We can give no assurance that our agreements with employees, consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have reduced protections against interested director transactions, conflicts of interest and other matters.

         We are not subject to any law, rule or regulation requiring that we adopt any of the corporate governance measures that are required by the rules of national securities exchanges or Nasdaq such as independent directors and audit committees. It is possible that if we were to adopt some or all of the corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended April 30, 2004. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our annual report on Form 10-KSB beginning with our report for the fiscal year ended April 30, 2006.

         While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

         In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

                    RISKS RELATED TO DOING BUSINESS IN CHINA

Our operations are located in China and may be adversely affected by changes in the political and economic policies of the Chinese government.

         Our business operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

         Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn have material and negative impact on the market price of our stock. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development ("OECD"). These differences include:

            *          economic structure;
            *          level of government involvement in the economy;
            *          level of development;
            *          level of capital reinvestment;
            *          control of foreign exchange;
            *          methods of allocating resources; and
            *          balance of payments position.

         As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

            The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit economic activity in China.

         In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

         A renewed outbreak of SARS or another widespread public health problem in China, where all of our revenue is derived, and in Shanghai, where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

         * quarantines or closures of some of our offices which would severely disrupt our operations,
         * the sickness or death of our key officers and employees, and
         * a general slowdown in the Chinese economy.

         Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

         Because all of our revenues are in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

     The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position and the price of our common stock may be adversely affected. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

         Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. On July 21, 2005 the PRC reported that it would have its currency pegged to a basket of currencies rather than just tied to a fixed exchange rate to the U.S. dollar. It also increased the value of its currency 2% higher against the U.S. dollar, effective immediately.


         If any devaluation of the Renminbi were to occur in the future, returns on our operations in China, which are expected to be in the form of Renminbi, will be negatively affected upon conversion to U.S. dollars. Although we attempt to have most future payments, mainly repayments of loans and capital contributions, denominated in U.S. dollars, if any increase in the value of the Renminbi were to occur in the future, our product sales in China and in other countries may be negatively affected.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

         The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

         All of our assets are located outside the United States and all of our current operations are conducted in China. Moreover, all of our directors and officers are nationals or residents of China. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

                         RISKS RELATED TO THIS OFFERING

We will need to raise additional capital to expand our operations in future periods. If we cannot raise sufficient capital, our ability to implement our business strategies and continue to expand will be at risk.

         We want to build an additional manufacturing line and upgrade our manufacturing facilities and technologies, in order to expand our disinfection products. Based upon our preliminary estimates this will require capital and other expenditures of approximately USD $1 million. We do not presently have sufficient working capital to fund the additional line and upgrade our manufacturing facilities and technologies, and we will need to raise additional working capital to complete this project. We do not presently have any external sources of capital and will in all likelihood raise the capital in a debt or equity offering. If we raise the necessary capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing to fund this project can be obtained on suitable terms, if at all. Our ability to continue to implement our growth strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of adversely affecting our ongoing operations and limiting our ability to increase our revenues in the future.

Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our stockholders.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

         In addition, our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors, of which no shares are currently outstanding. Our Board of Directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

The Company's stock price will fluctuate and could subject the Company to litigation.
         The market price of the Company's common stock may fluctuate significantly in response to a number of factors, some of which are beyond its control. These factors include:

        o        quarterly variations in operating results;

        o        changes in accounting treatments or principles;

        o        additions or departures of key personnel;

        o stock market price and volume fluctuations of publicly-traded companies in general and Internet-related companies in particular; and

        o        general political, economic and market conditions.

Because our stock currently trades below $5.00 per share, and is quoted on the Over the Counter ("OTC") Bulletin Board, our stock is considered a "penny stock" which can adversely affect its liquidity.

         As the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus includes 30,250,006 shares being offered by existing stockholders, including 15,500,000 shares issuable upon the exercise of outstanding common stock purchase warrants exercisable at prices ranging from $0.15 to $0.167 per share. To the extent that these shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

We cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the Shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

There is a limited public market for the Company's common stock and there are no assurances of a continued trading market for the Company's common stock.

The Company's common stock is currently quoted on the Over the Counter Market. The Company's common stock is thinly traded. There are no assurances the Company will maintain its listing. If the Company's common stock should be delisted, it is likely that the stock would then be quoted on the Pink Sheets, which would materially and adversely affect any future liquidity in the Company's common stock.

We cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the Shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS, INCLUDING THOSE SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN EVOLVE ONE AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

                              Linkwell Corporation
                          2005 EQUITY COMPENSATION PLAN
Introduction

The following descriptions summarize certain provisions of our 2005 Equity Compensation Plan. This summary is not complete and is qualified by reference to the full text of the Plan. A copy of the Plan has been filed as an exhibit to the registration statement of which this prospectus is a part. Each person receiving a Plan option or stock award under the Plan should read the Plan in its entirety.

On June 28, 2005 ("Effective Date"), our Board of Directors authorized, approved and adopted, the Plan covering 5,000,000 shares of common stock. As of August 1, 2005, no underlying options have been granted under the Plan.

The purpose of the Plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our Board of Directors, or a committee of the Board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each Option and the exercise price.

Plan options may either be options qualifying as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Any incentive option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. Unless the Plan is approved by the Company's shareholders within one year of the Effective Date, no incentive stock options may be granted and all incentive stock options that may have been previously granted shall automatically be converted into non-qualified stock options.

Eligibility

Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the Plan. Only our employees are eligible to receive incentive options.

Administration

The Plan will be administered by our Board of Directors or an underlying committee (the "Committee"). The Board of Directors or the Committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or Plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such Plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board or Committee.

Shares subject to awards


We have currently reserved 5,000,000 of our authorized but unissued shares of common stock for issuance under the Plan, and a maximum of 5,000,000 shares may be issued, unless the Plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by our Board of Directors and shareholders, as required. Subject to the limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares as to which a stock grant or Plan option may be granted to any person. Shares used for stock grants and Plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by Plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the Plan, although such shares may also be used by us for other purposes.

The Plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

Terms of Exercise

The Plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the Committee or by the Board of Directors. The Plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $1,000,000.

Exercise Price

The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures, which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted.

The per share purchase price of shares issuable upon exercise of a Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

Manner of Exercise

Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit us.

Option Period

All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire ten years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

All Plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die (a) while our employee or (b) within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.


Modification and Termination of Plans

The Board of Directors or Committee may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the Plan. Further, no amendment to this Plan which has the effect of (a) increasing the aggregate number of shares subject to this Plan (except for adjustments due to changes in our capitalization), or (b) changing the definition of "Eligible Person" under the Plan, may be effective unless and until approved by our shareholders, if required, in the same manner as approval of this Plan, if required. Any such termination of the Plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on June 28, 2015.

Federal Income Tax Effects

         The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on December 31, 2004. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

         In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.


Restrictions Under Securities Laws


The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                            SELLING SECURITY HOLDERS

The information under this heading relates to resales of Shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws. These persons will be members of our Board of Directors and/or officers of our company. Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws. The following table sets forth

         - the name of each affiliated selling security holder,
         - the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,
         - the maximum amount of Shares to be offered by the affiliated selling security holders pursuant to this prospectus,
         - the amount of common stock to be owned by each affiliated selling security holder following sale of the Shares

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the Shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the Shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the Plan and are deemed affiliates, may effect sales of shares of common stock covered hereby not in excess of 1% of our outstanding common stock of the Company in any three-month period.

No grants have been made under the Plan. Grants may be made to affiliates in the future which we are not able to identify at this time. Before any of our affiliates sell any of his or her shares received under the Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.


                                                                      Shares to be     Percentage to be
         Name of Selling       Number of Shares      Shares to be     Owned After        Owned After
         Security Holder             Owned             Offered          Offering           Offering
     ------------------------ -------------------- ----------------- ---------------- -------------------

     ------------------------ -------------------- ----------------- ---------------- -------------------

     ------------------------ -------------------- ----------------- ---------------- -------------------

     ------------------------ -------------------- ----------------- ---------------- -------------------

     ------------------------ -------------------- ----------------- ---------------- -------------------

     ------------------------ -------------------- ----------------- ---------------- -------------------

                              PLAN OF DISTRIBUTION

The information under this heading includes resales of Shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The Shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices.

The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions. The selling security holders may sell Shares in one or more of the following methods, which may include crosses or block transactions:

         o through the "pink sheets", on the OTC Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

         o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

         o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of the Company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker. We have advised the selling security holders that, at the time a resale of the Shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.


We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES
General

The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 150,000,000 shares of common stock, par value $.0005 per share and 1,000,000 shares of preferred stock, of which 43,304,139 shares of common stock are issued and outstanding as of August 1, 2005 and 375,345 shares of Series A Convertible Preferred Stock are issued and outstanding as of August 1, 2005, which are convertible into 3,753,450 shares of our common stock.

Common Stock

Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Preferred Stock

Our articles of incorporation authorizes our board of directors to create and issue series of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as permitted under Florida law. Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the company, the company created a Series of 500,000 shares of Series A Convertible Preferred Stock having the rights, preferences and limitations as follows:

        o     each share has a state value of $.80 per share,

        o each share ranks parri passu with any other series of preferred stock designated by the company and not designated as senior securities or subordinate to the Series A Convertible Preferred Stock,

        o each share entitles the holder to receive a Six Percent (6%) per annum cumulative dividend when, as and if, declared by the Board of Directors of the Corporation,

        o the shares are convertible into shares of the company's Common Stock at a per share value of $.08 per share,

        o    the shares have no voting rights, and

        o    the shares are not subject to redemption.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer 3200 Cheery Creek Drive South, Suite 430, Denver, CO 80209, Tel:
303-282-4800; Fax: 303-282-5800.

                                     EXPERTS

The consolidated financial statements of Linkwell Corporation f/k/a Kirshner Entertainment & Technology, Inc. as of December 31, 2004 and 2003, and for the years then ended, appearing in our Form 10-KSB for the year ended December 31, 2004 have been audited by Berkovits, Lago & Company, LLP independent auditors, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting, and the consolidated financial states for Linkwell Tech Group, Inc. as of December 31, 2004, and for the year then ending, appearing in our Current Report on Form 8-K/A dated July 19, 2005 have been audited by Sherb
& Co., LLP, independent auditors, as set forth in their report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.



                                 INDEMNIFICATION

The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if

(a) the officer or director conducted himself or herself in good faith;

(b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

(c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                    PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item  3. Incorporation   of  Documents  by  Reference

The documents listed below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

        - Current Report on Form 8-K filed August 16, 2005
        - Quarterly Report on Form 10-QSB filed August 16, 2005
        - Current Report on Form 8-K/A filed on July 19, 2005
        - Quarterly Report on Form 10-QSB filed on May 19, 2005
        - Current Report on Form 8-K filed on May 16, 2005
        - Current Report on Form 8-K filed on May 13, 2005
        - Current Report on Form 8-K filed on May 6, 2005
        - Annual Report on Form 10KSB/A filed on April 1, 2005.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, 476 Hutai Branch Road, Baoshan District, Shanghai, China 200436, Phone: (86) 21-56689332

Item 4. Description of Securities

A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers

The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if

(a) the officer or director conducted himself or herself in good faith; (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and
(c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed

Persons eligible to receive grants under the Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must express an investment intent and, in the absence of registration under the Act, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8. Exhibits

5.1 Opinion of Schneider Weinberger & Beilly LLP, includes Exhibit 23.2*
10.1 Kirshner Entertainment & Technology, Inc., 2005 Equity Compensation Plan.*
23.1 Consent of Independent Certified Public Accountants.*
23.2 Consent of Independent Certified Public Accountants.*
23.3 Consent of Schneider Weinberger & Beilly LLP, (included in Exhibit 5)*

* Filed herewith.

Item 9. Undertakings

                  The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events a rising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shanghai, China, on August 9, 2005.


                   Linkwell Corporation


                  By: /s/ Xuelian Bian
                  -----------------------------------------
                  Xuelian Bian, CEO, President and
                  Principal Executive, Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                           TITLE                             DATE
---------

/s/ Xuelian Bian     CEO, President,  Chairman of the Board,     August 9, 2005
----------------     and Principal Executive, Financial and
Xuelian Bian         Accounting Officer




/s/ Wei Guan         Vice President,                            August 9, 2005
----------------     Secretary and director
Wei Guan